                                                                    EXHIBIT 99.1

PEREGRINE SYSTEMS(R) ANNOUNCES THAT THE SECURITIES AND EXCHANGE COMMISSION WILL NO LONGER SEEK FINANCIAL PENALTIES

SAN DIEGO, JULY 8, 2003 -- Peregrine Systems, Inc. (OTC: PRGNQ), a leading provider of Consolidated Asset and Service Management software, today announced that the Securities and Exchange Commission (SEC) has decided to withdraw its request for monetary penalties and disgorgement in the civil action the SEC filed against the company on June 30.

The SEC announced its decision during a scheduled Chapter 11 court hearing in the U.S. Bankruptcy Court in Pittsburgh. The SEC settlement with Peregrine, including the absence of financial penalties, requires approval of the U.S. District Court of Southern California, which is overseeing the SEC's complaint against the company.

"We are extremely pleased with the SEC's decision not to seek to impose a fine on the company," said Gary Greenfield, Peregrine's CEO, who joined the company in June 2002. "This is a very positive milestone for the company as we move toward emergence from Chapter 11 this summer. The decision reflects well on our efforts to cooperate fully with the SEC's investigation on behalf of the company and our stakeholders, as well as Peregrine's efforts to preserve equity for current shareholders in the reorganized company."

According to Tom McNamara, a partner in the law firm of La Bella & McNamara, which is representing Peregrine in the SEC matter, "This is a significant and positive development for the company. We believe the SEC's decision recognizes the good-faith efforts that Peregrine has made to ensure that current equity holders, as well as equity and note holders who have sold their Peregrine securities, are treated fairly in Peregrine's reorganization plan. The SEC acknowledged that, under the unusual circumstances of this case, a financial penalty would not be necessary."

Peregrine earlier this year completed a restatement of financial results for 11 quarters in fiscal years 2002, 2001 and 2000. In addition, its board adopted a Compliance Policy, which among other things called for two new positions: corporate compliance officer and internal auditor. A compliance program is currently being established to develop company-wide, compliance-related processes and procedures under the direction of the new compliance officer. The company also formed a new board earlier this year with four outside directors who have deep technology and governance experience.

Peregrine filed a voluntary Chapter 11 petition on Sept. 22, 2002 after accounting irregularities came to light, requiring a restatement of 11 quarters.

ABOUT PEREGRINE

Founded in 1981, Peregrine Systems develops and sells application software to help large global organizations manage and protect their technology resources. With a heritage of innovation and market leadership in Consolidated Asset and Service Management software, the company's flagship offerings include ServiceCenter(R) and AssetCenter(R), complemented by employee self service, automation and integration capabilities. Headquartered in San Diego, Calif., Peregrine's solutions facilitate the automation of business processes, resulting in increased productivity, reduced costs and accelerated return on investment for its more than 3,500 customers worldwide.

                                      # # #

Peregrine Systems, ServiceCenter and AssetCenter are registered trademarks of Peregrine Systems, Inc. All other marks are the property of their respective owners.